Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268500 on Form S-3 and Registration Statement No. 333-207208, 333-236279, 333-236280, 333-236281, and 333-283384 on Form S-8 of our reports dated August 13, 2025, relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Performance Food Group Company for the fiscal year ended June 28, 2025.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 13, 2025